Exhibit 10.3
AMENDMENT TO
FERGUSON ENTERPRISES INC. 2023 OMNIBUS EQUITY INCENTIVE PLAN STOCK OPTION GRANT NOTICE AND STOCK OPTION AWARD AGREEMENT
This Amendment (“Amendment”) to the Ferguson Enterprises Inc. 2023 Omnibus Equity Incentive Plan Stock Option Grant Notice and Stock Option Award Agreement (“Agreement”), dated October 15, 2024, by and between Ferguson Enterprises Inc., a Delaware corporation (“Ferguson”), and _________________ (“Executive”), is made effective on May 16, 2025 (“Effective Date”) pursuant to Section 17 of the Agreement.
The parties hereby resolve to amend the Agreement as follows:
1.Section 5(b) of the Agreement shall be amended and restated as follows:

“This Option may be exercised only while the Participant remains an employee or other service provider of the Company Group and will terminate and cease to be exercisable upon the Participant’s Termination of Service, except as otherwise provided pursuant to Section 6.3 of the Plan; provided, that upon the Participant’s Termination of Service by (i) the Participant due to Retirement, the Option shall be exercisable at any time prior to the Expiration Date, and (ii) the Participant or Company Group due to a Non-CIC Qualifying Termination, the Option shall be exercisable at any time within a period of one (1) year from the date of such Termination of Service, but in no event beyond the Expiration Date.”
All other terms of the Agreement remain unchanged.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

FERGUSON ENTERPRISES INC.:	EXECUTIVE:
By: ___________________	By: __________________